EXHIBIT 99.1

For Immediate Release: May 19, 2010

Occidental Petroleum Details Plans to Sustain
Long-Term Growth and Profitability

●	Annual production growth of at least 5 to 8 percent projected through 2014
●	Significant production upside anticipated from California growth opportunities
●	Capital expenditures expected to total $27.5 billion for 2010-2014
●	Continued emphasis on health, environment and safety performance

NEW YORK , May 19, 2010 --- Occidental Petroleum Corporation (NYSE:OXY) projects annual production growth of at least 5 to 8 percent through 2014, Chairman and Chief Executive Officer Dr. Ray R. Irani announced today at a meeting with financial analysts in New York. Dr. Irani and members of Oxy’s executive management team presented details of the company’s operational and financial strategy for achieving sustained growth and profitability over the next five years.
Dr. Irani stated that “the growth projections are based entirely on performance expectations for existing properties at which we are currently engaged — not from future asset acquisitions or new projects.” He noted that “Oxy could achieve average annual production growth of between 6 and 9 percent over the next five years and could grow in excess of 9 percent, depending on success in our exploration and asset development programs.”
“Our goal for Oxy has been, and continues to be, delivering top-quartile returns,” Dr. Irani said.
Oxy’s long-term strategy to achieve that goal includes:
●	Annual production growth of at least 5 to 8 percent from the company’s existing properties around the world, compounded over the multi-year period through 2014;
●	A focus on returns, targeting returns on investment of a minimum of 15 percent after tax for U.S. assets and 20 percent, after tax, for international assets;
●	Continuing dividend growth;

●	Maintaining a low level of financial risk;
●	Maintaining the majority of capital spending in the U.S., which in 2009 accounted for 64 percent of Oxy’s proved reserves and 53 percent of its worldwide production;
●	Pursuing additional growth opportunities in the Middle East.
Oxy leads its industry peers in capital program effectiveness, as measured by equity market value growth. For the 10 years ended December 31, 2009, for every dollar in earnings the company retained, Oxy generated a $2.57 increase in equity market value while its peers’ results ranged from $2.53 to a loss of $.24. Oxy has one of the lowest F&D (finding and development) costs in the industry per barrel. With a 10-year average F&D cost of $9.82, using actual prices, Oxy’s F&D cost was 19 percent of the average West Texas Intermediate (WTI) price over the same period. [GAAP reconciliation is attached.]
Oxy expects to spend a total of $27.5 billion on its capital program between 2010 and 2014, with 55 percent planned for U.S. projects and 45 percent for international. Capital expenditure for 2010 is targeted at $4.5 billion.
“We will also continue to emphasize our health, environment and safety programs,” said Dr. Irani. “Oxy is one of the top safety performers in the oil and gas and chemical industries and consistently ranks among the safest companies in the U.S.”
United States Operations
Oxy projects at least 6- to 11-percent production growth over the next five years from the company’s extensive current U.S. holdings to net production of between 512,000 and 632,000 BOEPD (barrels of oil equivalent per day) in 2014. Oxy favors stable, low-decline-rate assets where it can apply technology to extend and increase production. The company’s deep inventory of domestic drilling projects spans more than 12,000 locations; most of these drilling projects are for oil. Oxy’s U.S. business is 70-percent liquids, and this percentage is expected to be the same or higher in the future.
California
California continues to be a major driver of Oxy’s U.S. production growth. Oxy is California’s No. 1 natural gas producer and No. 2 oil producer, as well as the largest fee mineral owner in the state with more than 1 million net acres. Oxy’s California operations encompass more than 3,700 drilling locations and 7,500 active wells in 90 producing fields, spanning more than 600 miles.

Oxy expects to increase its total California production from 151,000 BOEPD in 2010 to between 212,000 and 300,000 BOEPD in 2014, from existing assets on a risk adjusted basis.
Oxy believes there is significant upside potential in California, which is still largely unexplored despite its long history of oil and gas production. With Oxy’s dominant acreage position and California’s favorable geology, the state offers numerous opportunities for the company.
Oxy’s largest California operation is the Elk Hills field with 538 million BOE of current proved reserves, 70 percent of Oxy’s total reserves in the state. Since assuming operation of Elk Hills in 1998, Oxy has produced 400 million BOE and achieved reserves replacement of approximately 125 percent. Addressing a need for expanded gas plant capacity, a new skid mounted processing plant with 90 million cubic feet per day capacity is expected to be operational by quarter-end. Construction for a new plant with capacity of 200 million cubic feet per day has recently commenced with completion anticipated in 20 to 24 months. Oxy expects to order construction of an additional gas plant by the end of 2010.
Oxy’s most recent growth in California comes from its 2009 major discovery in Kern County, which resulted from the company’s conventional exploration program. The company estimates that gross potential reserves identified in the area could total 500 million BOE by the end of 2010. It is believed to be the biggest oil and gas discovery in the state in 35 years and Oxy continues its analysis of the areal extent of the discovery.
At the discovery site, Oxy currently has 24 wells capable of producing approximately 45,000 BOEPD and plans to drill an additional 20 wells in 2010. With extension opportunities to the north, south and west, more drilling locations will be added in the next few years.
California Shale
Oxy is the most active oil and gas company operating “unconventional” shale projects in California. Like the Bakken in North Dakota and Montana and the Eagle Ford in South Texas, shales in California have large amounts of hydrocarbons in place. Other parallels include similar reservoir parameters, and predominantly oil/liquids reserves. Oxy believes that the California shales may, in fact, be richer in hydrocarbon resources than many of the better-known shales.
Starting its shale development program at Elk Hills in 1998, Oxy is currently producing approximately 40,000 BOE per day from what is regarded as shale assets. The company has maintained a low-profile in developing its California shale expertise over the past 10 years, while developing its production techniques and acquiring significant acreage holdings at reasonable prices.
Oxy now derives over one-fourth of its California production from shales. Within its assets, Oxy owns at least 870,000 acres in California with strong potential for shale projects, and the acreage encompasses a favorable thermal regime.
The company is currently undertaking a four-year development program for its shale production. Program elements include appraisal of more than 15 identified areas; 10 to 15 test wells per year on Oxy’s acreage, which encompasses California’s oil and gas basins; and the largest 3D seismic program in the history of California. The 3D seismic program is designed to identify “sweet spots” in the shale plays and Oxy plans to initially target one or two areas, including the Kern County discovery.
Within the next 10 years, the Oxy California shale development program could become the company’s largest business unit.
In addition, the Wilmington Field in Long Beach, where Oxy has increased its interests to over 80 percent of the producing properties, provides an additional California growth opportunity. The field is among the 10 largest oilfields in the U.S. with an estimated 6-8 billion barrels of oil in place.
Permian Basin
Oxy is the largest oil producer in the Permian Basin of Texas and New Mexico, and the leading operator among more than 1,500 operators in the area. Oxy’s oil production accounts for 20 percent of the Basin’s total production. Oxy’s Permian acreage spans 3.6 million gross acres (2.2 million net acres) and includes a deep inventory of more than 2,000 drilling locations.
Sixty percent of Oxy’s Permian Basin oil production utilizes CO2 (carbon dioxide) floods, a tertiary enhanced oil recovery (EOR) technique that facilitates production of hard-to-reach oil through the injection of CO2. The balance of Oxy’s Permian production utilizes secondary water flooding techniques (30 percent) and primary means of production (10 percent). The company maintains a significant inventory of CO2 flood opportunities.
Of the estimated 11.9 billion barrels net of oil initially in place in Oxy-operated CO2 flood projects, 4.1 billion barrels have been produced, with 7.8 billion barrels net remaining. Of the 7.8 billion barrels of net remaining oil, Oxy expects to produce a total of between 1 and 3 billion net barrels of enhanced recovery reserves at attractive margins from the CO2 floods it operates in the Permian.

A limited supply of carbon dioxide has impacted Oxy’s Permian area oil production and constrained new projects. Addressing the challenge of producing the next billion barrels from Oxy’s current estimated Permian Basin property reserves, Oxy plans to accelerate development of its current Permian projects through short-term CO2 purchase opportunities; CO2 produced by Oxy, obtained by drilling more wells; and additional CO2 supplies from methane/CO2 fields.
Oxy has identified more than 6.2 trillion cubic feet (TCF) of CO2 available for its program. In addition, construction is under way at the Century Plant in Pecos County, Texas, to process high-CO2 gas. The plant is expected to begin initial operation in late 2010 and will further increase Oxy’s CO2 supply while providing methane for the marketplace.
Oxy’s total Permian Basin production is expected to grow from 180,000 BOEPD in 2010 to between 220,000 and 230,000 BOEPD in 2014, entirely from currently owned properties.
Midcontinent Gas
Oxy has approximately 120,000 net acres in Colorado’s gas-rich Piceance Basin where the company has approximately 6,000 undrilled locations and a total gas reserve base estimated at 3.8 TCFE. In addition, in its operations in the Hugoton Basin in Kansas, Oxy has recently doubled acreage to 1.4 million acres.
Oxy expects to grow its Midcontinent unit production from 60,000 BOEPD in 2010 to approximately 80,000 to 100,000 BOEPD in 2014.
International Operations
Oxy operates internationally in the Middle East and Latin America regions. Total net international production is expected to grow from an estimated 365,000 BOEPD in 2010 to a net production of between 453,000 and 486,000 BOEPD in 2014.
Oxy outlined to analysts its strong performance and growth prospects in the Middle East region. Estimated regional net production for 2010 is anticipated to be 286,000 BOEPD, growing to an estimated range of 358,000 to 381,000 BOEPD in 2014.
In Iraq, Oxy and its consortium partners have begun work on a development program of the giant Zubair oilfield that is expected to bring Oxy net production of 65,000 to 75,000 BOEPD by 2014 and reserve additions. The contract allows for Oxy’s rapid cost recovery, which, at current oil prices, could be achieved in less than five years. The consortium currently has 40 personnel in Zubair, and is expected to increase to 150 personnel by year-end.

“We believe that, over the next several years, Iraq will evolve – building its infrastructure, achieving greater political stability and strengthening security. As that occurs, there will be increased opportunity for those companies that have performed successfully in the region,” Dr. Irani said. “We believe that Oxy will be both a key contributor and beneficiary as Iraq reclaims its important place in world energy production.”
In Bahrain, a major redevelopment project is under way at the Bahrain field as a joint venture of Oxy, the Mubadala Development Company of Abu Dhabi and the National Oil and Gas Authority of Bahrain. Gross field oil production is expected to more than double to 75,000 BOPD by 2014 with a peak level of more than 100,000 BOPD. Gross gas production during the five-year period is expected to grow more than 45 percent from a current level of 1.1 BCF (billion cubic feet per day) per day to 1.6 BCF.
The company’s total gross production in Oman, where it is the No. 2 oil producer, has skyrocketed from 1,000 BOEPD in 1984 when Oxy began operating the Safah field to an estimated 190,000 BOEPD in 2010. Production at the Mukhaizna field, where Oxy has a major steam flood project for enhanced oil recovery, has increased more than 11-fold to 100,000 BOPD since Oxy assumed operations in 2005 and is projected to be producing 150,000 BOEPD in 2014. Oxy’s expected gross production in Oman from existing projects is expected to grow to between 220,000 and 240,000 BOEPD by 2014 with additional potential from existing exploration projects.
In Qatar, Oxy operates three oil projects – Idd El Shargi North Dome, Idd El Shargi South Dome and Al Rayyan. Gross production for these projects is anticipated to be over 118 MBOPD in 2014 with additional activity anticipated late in the upcoming five-year period. In addition, Oxy is a partner in the giant Dolphin natural gas project that delivers Qatari gas to markets in the U.A.E. and Oman. Oxy reported that the Dolphin Project has delivered exceptional returns in performance. The project was executed with minimal variance in budget and construction schedule even during a period of rapidly increasing costs. Dolphin’s gross production currently exceeds 500,000 BOEPD and is expected to be sustained.
Latin America net production is anticipated to grow from an estimated 79,000 BOEPD in 2010 to between 95,000 and 105,000 BOEPD in five years.
In Argentina, where a contract extension is expected to extend the term of Oxy’s Santa Cruz concessions to 2025, the company anticipates a country-wide net production growth of 9 percent per year with Oxy’s 2014 net production anticipated to be in the range of 65,000 to 75,000 BOEPD. In Colombia, Oxy’s net production at Oxy’s Llanos Basin and La Cira-Infantas operations is expected to be above 25,000 BOEPD in 2014.
Other Business Segments
Oxy’s Midstream, Marketing and Other segments encompass gas processing facilities, marketing and trading operations, pipelines and power generation facilities. The company expects the segment to grow to earnings before interest and taxes (EBIT) of $1 billion annually by 2014.
OxyChem, the company’s chemical segment, has a five-year average EBIT of $688 million and projects an average annual EBIT of $700 million over the next five years. [GAAP reconciliation is attached.]
OxyChem is an industry sales leader for each of the products it produces. These include chlorovinyls, which are used in building materials, automotive products, pulp and paper, aluminum production, water treatment and disinfection, medical products, fertilizers and agricultural feed. Other OxyChem products are used in the production of soaps, detergents and paint pigments, and for melting ice, dust control and oilfield services.

About Oxy
Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions.  Oxy is the fourth largest U.S. oil and gas company, based on equity market capitalization.  Oxy's wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls.  Occidental is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.

Forward-Looking Statements
Statements in this release that contain words such as “will,” “projected,” “expect” or “estimate,” or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results.  Factors that could cause actual results to differ materially include, but are not limited to: global commodity price fluctuations and supply/demand considerations for oil, gas and chemicals; not successfully completing (or any material delay in) any expansions, field development, capital projects, acquisitions, or dispositions; higher-than-expected costs; political risk; operational interruptions; changes in tax rates; exploration risks, such as drilling of unsuccessful wells; and commodity trading risks. You should not place undue reliance on these forward-looking statements which speak only as of the date of this release. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. The United States Securities and Exchange Commission (SEC) permits oil and natural gas companies, in their filings with the SEC, to disclose only reserves anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. We use certain terms in this presentation, such as potential reserves, net risked reserves and oil in place, that the SEC’s guidelines strictly prohibit us from using in filings with the SEC.   See our 2010 Form 10-K and February 3, 2010 8-K for information on calculation methodology for our reserves replacement ratio and F&D costs. U.S. investors are urged to consider carefully the disclosures in our 2010 Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330. We post or provide links to important information on our website including investor and analyst presentations, certain board committee charters and information the SEC requires companies and certain of its officers and directors to file or furnish. Such information may be found in the “Investor Relations” and “Social Responsibility” portions of the website.

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Contacts:	Richard S. Kline (media)
richard_kline@oxy.com
310-443-6249

or

Chris Stavros (investors)
chris_stavros@oxy.com
212-603-8184

or

On the web: www.oxy.com

Occidental Petroleum Corporation
Chemicals
EBIT
Reconciliation to Generally Accepted Accounting Principles (GAAP)
($ Millions)
						5-Year
	2005	2006	2007	2008	2009	Average

Segment income	614	906	601	669	389	636
Add: significant items affecting earnings
Plant closure and impairments	-	-	-	90	-	18
Hurricane insurance charges	11	-	-	-	-	2
Write-off of plants	159	-	-	-	-	32
Core results - EBIT	784	906	601	759	389	688

Occidental Petroleum Corporation
Oil & Gas
Finding and Development Costs - Using Industry Convention of 6:1
Reconciliation to Generally Accepted Accounting Principles (GAAP)
($ Millions except for F&D Costs)

											Averages
	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	3-Year	5-Year	10-Year
Property Acquisition Costs
Proved Properties	3,753	25	163	357	146	1,768	4,888	926	1,830	727	1,161	2,028	1,458
Unproved Properties	8	56	29	4	8	398	1,142	119	1,710	103	644	694	358
Acquisitions	3,761	81	192	361	154	2,166	6,030	1,045	3,540	830	1,805	2,722	1,816
Exploration Costs	134	171	134	97	158	255	316	327	334	207	289	288	213
Development Costs	579	918	897	1,080	1,435	1,844	2,426	2,740	4,112	2,779	3,210	2,780	1,881
	713	1,089	1,031	1,177	1,593	2,099	2,742	3,067	4,446	2,986	3,500	3,068	2,094

Costs Incurred	4,474	1,170	1,223	1,538	1,747	4,265	8,772	4,112	7,986	3,816	5,305	5,790	3,910

Reserve replacements
Improved recovery	46	143	142	102	120	139	140	254	247	173	225	190	151
Purchases of proved reserves	970	4	68	107	36	139	327	60	210	160	143	179	208
Others
Revisions of previous estimates	100	21	3	12	49	(12)	12	(95)	(145)	58	(61)	(37)	0
Extensions & discoveries	55	76	50	147	64	124	34	23	24	92	46	59	69
Total Others	155	97	53	159	113	112	46	(72)	(122)	149	(15)	23	69
	1,171	244	263	368	269	390	512	241	335	483	353	392	427

F&D Costs	$3.82	$4.80	$4.65	$4.18	$6.51	$10.93	$17.14	$17.04	$23.84	$7.90	$15.04	$14.77	$9.15

Occidental Petroleum Corporation
Oil & Gas
Finding and Development Costs - Using Average Commodity Prices
Reconciliation to Generally Accepted Accounting Principles (GAAP)
($ Millions except for F&D Costs)

											Averages
	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	3-Year	5-Year	10-Year
Property Acquisition Costs
Proved Properties	3,753	25	163	357	146	1,768	4,888	926	1,830	727	1,161	2,028	1,458
Unproved Properties	8	56	29	4	8	398	1,142	119	1,710	103	644	694	358
Acquisitions	3,761	81	192	361	154	2,166	6,030	1,045	3,540	830	1,805	2,722	1,816
Exploration Costs	134	171	134	97	158	255	316	327	334	207	289	288	213
Development Costs	579	918	897	1,080	1,435	1,844	2,426	2,740	4,112	2,779	3,210	2,780	1,881
	713	1,089	1,031	1,177	1,593	2,099	2,742	3,067	4,446	2,986	3,500	3,068	2,094

Costs Incurred	4,474	1,170	1,223	1,538	1,747	4,265	8,772	4,112	7,986	3,816	5,305	5,790	3,910

Reserve replacements
Improved recovery	45	143	135	102	115	136	133	225	220	156	200	174	141
Purchases of proved reserves	952	4	65	107	36	136	305	59	146	81	95	145	189
Others
Revisions of previous estimates	91	20	6	12	43	(13)	13	(89)	(131)	104	(39)	(23)	6
Extensions & discoveries	50	78	47	148	59	114	31	20	18	56	31	48	62
Total Others	141	98	53	161	102	101	44	(68)	(113)	159	(7)	25	68
	1,139	245	252	370	254	373	482	215	254	396	288	344	398

F&D Costs	$3.93	$4.77	$4.84	$4.15	$6.88	$11.44	$18.20	$19.09	$31.49	$9.64	$18.40	$16.84	$9.82

WTI	$30.20	$25.97	$26.08	$31.03	$41.40	$56.56	$66.23	$72.32	$99.65	$61.80	$77.92	$71.31	$51.12

F&D Costs as a % of WTI	13%	18%	19%	13%	17%	20%	27%	26%	32%	16%	24%	24%	19%